Exhibit 3.3

	9228#1591	0519	DRG&FI	$22500.00
	9228#1590	0519	DRG&FI	$10.00

MICHIGAN DEPARTMENT OF COMMERCE — CORPORATION AND SECURITIES BUREAU

(FOR BUREAU USE ONLY)		Date Received MAY 19 1992

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

For use by Domestic Corporations

(Please read information and instructions on last page)

Pursuant to the provisions of Act 284, Public Acts of 1972 (profit corporations), or Act 162, Public Acts of 1982 (nonprofit corporations), the undersigned corporation executes the following Certificate:

1.	The present name of the corporation is: X-Rite, Incorporated

2.	The corporation identification number (CID) assigned by the Bureau is: 091 — 366

3.	The location of its registered office is:

	3100 44th Street, S.W., Grandville		,	Michigan	49418
	(Street Address)	(City)			(Zip Code)

4.	Article III of the Articles of Incorporation is hereby amended to read as follows: See Exhibit A attached hereto.

X-RITE, INCORPORATED

EXHIBIT A

ARTICLE III.

Authorized Capital Stock

A. The Total authorized capital stock of this Corporation is twenty-five million (25,000,000) shares of common stock of the par value of ten cents ($.10) per share and five million (5,000,000) shares of preferred stock of the par value of ten cents ($.10) per share.

Common Stock

B. The authorized shares of common stock of the par value of ten cents ($.10) per share are all of one class and each share of common stock is equal in every respect to every other share of common stock. The holders of common stock shall be entitled to one (1) vote in person or by proxy for each share of common stock held. In the event of liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the holders of common stock of the Corporation shall be entitled to participate ratably according to their respective holdings in the division of the assets of the Corporation which remain after payment in full of all amounts owing to creditors of the Corporation and of all amounts payable to holders of preferred stock of the Corporation which has been issued with preferential rights upon liquidation, dissolution, or winding up of the Corporation. Holders of common stock shall have the right to participate ratably according to their respective holdings in such dividends and distributions as may be declared by the Board of Directors of the Corporation and paid on the common stock of the Corporation from time to time from funds legally available for that purpose, subject to the prior right of holders of preferred stock of the Corporation to receive such distributions and dividends where such preferred stock of the Corporation has been issued with a preference as to such distributions and dividends. The holders of common stock of the Corporation shall not be entitled to convert common stock into any other class of stock of the Corporation, whether now or hereafter issued. The holders of common stock of the Corporation shall have no preemptive rights to purchase or to subscribe to any shares of any class of stock issued by the Corporation, now or hereafter, whether voting or non-voting; or to any securities exchangeable for or convertible into such shares; or to any warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire such shares. All shares of common stock issued by the Corporation shall be deemed fully paid and non-assessable. The holders of common stock shall have no voting rights with respect to issuance of preferred stock or the rights, preferences or limitations of preferred stock, which matters are reserved exclusively to the Corporation’s Board of Directors.

Preferred Stock

C. The authorized shares of preferred stock of the par value of ten cents ($.10) may be divided into and issued in one or more series. The Board of Directors is hereby authorized to cause the preferred stock to be issued from time to time in one or more series, with such designations and such relative voting, dividend, liquidation and other rights, preferences and limitations as shall be stated and expressed in the resolution or resolutions providing for the issue of such preferred stock adopted by the Board of Directors. The Board of Directors by vote of a majority of the whole Board is expressly authorized to adopt such resolution or resolutions and issue such stock from time to time as it may deem desirable.

C&S-515

DOCUMENT WILL BE RETURNED TO NAME AND MAILING ADDRESS INDICATED IN THE BOX BELOW. Include name, street and number (or P.O. box.), city, state and ZIP code.	Name of person or organization remitting fees
Varnum, Riddering,
J. Terry Moran Varnum, Riddering, Schmidt & Howlett Suite 800, 171 Monroe Ave., N.W. Grand Rapids, MI 49503	Schmidt & Howlett
Preparer’s name and business telephone number:
J. Terry Moran
(616) 459-4186

INFORMATION AND INSTRUCTIONS

1.	The amendment cannot be filed until this form, or a comparable document, is submitted.

2.

Submit one original copy of this document. Upon filing, a microfilm copy will be prepared for the records of the Corporation and Securities Bureau. The original copy will be returned to the address appearing in the box above as evidence of filing.

Since this document must be microfilmed, it is important that the filing be legible. Documents with poor black and white contrast, or otherwise illegible, will be rejected.

3.	This document is to be used pursuant to the provisions of section 631 of the Act for the purpose of amending the articles of incorporation of a domestic profit or nonprofit corporation. Do not use this form for restated articles. A nonprofit corporation is one incorporated to carry out any lawful purpose or purposes not involving pecuniary profit or gain for its directors, officers, shareholders, or members. A nonprofit corporation formed on a nonstock directorship basis, as authorized by Section 302 of the Act, may or may not have members, but if it has members, the members are not entitled to vote.

4.	Item 2 – Enter the identification number previously assigned by the Bureau. If this number is unknown, leave it blank.

5.	Item 4 – The article being amended must be set forth in its entirety. However, if the article being amended is divided into separately identifiable sections, only the sections being amended need be included.

6.	This document is effective on the date approved and filled by the Bureau. A later effective date, no more than 90 days after the date of delivery, may be stated.

7.	If the amendment is adopted before the first meeting of the board of directors, item 5(a) must be completed and signed in ink by a majority of the incorporators if more than one listed in Article V of the Articles of Incorporation if a profit corporation, and all the incorporators if a non-profit corporation. If the amendment is otherwise adopted, item 5(b) must be completed and signed in ink by the president, vice-president, chairperson or vice-chairperson of the corporation.

8.	FEE:	(Make remittance payable to the State of Michigan.
		Include corporation name and CID Number on check or money order)	$10.00
Franchise fee for profit corporations (payable only if authorized shares have increased):
		each additional 20,000 authorized shares or portion thereof	$30.00

9.	Mail form and fee to: Michigan Department of Commerce Corporation and Securities Bureau Corporation Division P.O. Box 30054 6546 Mercantile Way Lansing, MI 48909 Telephone: (517) 334-6302